Exhibit 5.1

Reed Smith LLP 599 Lexington Avenue New York, NY 10022-7650 +1 212 521 5400 Fax +1 212 521 5450 reedsmith.com
Daniel I. Goldberg Direct Phone: +1 212 549 0380 Email: dgoldberg@reedsmith.com

February 17, 2015

Signal Genetics, Inc.

5740 Fleet Street

Carlsbad, California 92008

Ladies and Gentlemen:

We have acted as counsel for Signal Genetics, Inc., a Delaware corporation (the “Company”), in connection with the registration of up to $1,725,000 shares of the Company’s common stock, par value $0.01 per share (the “Shares”), pursuant to the Registration Statement on Form S-1 filed pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), on February 17, 2015 (the “Rule 462(b) Registration Statement”) with the Securities and Exchange Commission (the “Commission”). The Shares, including Shares to cover over-allotments, if any, are being offered for sale, together with the securities previously registered pursuant to the Company’s Registration Statement on Form S-1 (Registration No. 333-201533), as amended, which was declared effective by the Commission on February 17, 2015, by the Company to the underwriters (the “Underwriters”) pursuant to the terms of the Underwriting Agreement, dated February 17, 2015 (the “Underwriting Agreement”), by and among the Company and Aegis Capital Corp., as representatives of the Underwriters.

In rendering the opinion set forth herein, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all items submitted to us as originals, the conformity with originals of all items submitted to us as copies, and the authenticity of the originals of such copies. As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and public officials.

This opinion is based solely on the General Corporation Law of the State of Delaware (including all related provisions of the Delaware Constitution and all reported judicial decisions interpreting the General Corporation Law of the State of Delaware and the Delaware Constitution).

NEW YORK ♦ LONDON ♦ HONG KONG ♦ CHICAGO ♦ WASHINGTON, D.C. ♦ BEIJING ♦ PARIS ♦ LOS ANGELES ♦ SAN FRANCISCO ♦ PHILADELPHIA ♦ SHANGHAI ♦ PITTSBURGH ♦ HOUSTON SINGAPORE ♦ MUNICH ♦ ABU DHABI ♦ PRINCETON ♦ NORTHERN VIRGINIA ♦ WILMINGTON ♦ SILICON VALLEY ♦ DUBAI ♦ CENTURY CITY ♦ RICHMOND ♦ GREECE ♦ KAZAKHSTAN

Signal Genetics, Inc. February 17, 2015 Page 2

Based upon the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued and delivered in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid and non-assessable, and the issuance of such Shares will not be subject to any preemptive or similar rights

We consent to the inclusion of this opinion as an exhibit to the Rule 462(b) Registration Statement and further consent to all references to us under the caption “Legal Matters” in the Prospectus. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Reed Smith LLP
REED SMITH LLP